                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Pediatric Services of America, Inc. on Form S-8 of our report dated November 21, 1995 (February 29, 1996 as to Note 10) relating to the consolidated financial statements of Premier Medical Services, Inc. for the year ended September 30, 1995 (not included separately therein) appearing in the Annual Report on Form 10-K of Pediatric Services of America, Inc. for the year ended September 30, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

San Jose, California
February 3, 1998